                                                                     EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

In re:
                                                           Case No. 01-52629-R
TALON AUTOMOTIVE GROUP, INC., ET AL.,                      Chapter 11
                                                           Hon. Steven W. Rhodes

               Debtors.                                    Jointly Administered
__________________________________________/

           ORDER (I) GRANTING FINAL APPROVAL TO DEBTORS' JOINT SECOND
        AMENDED DISCLOSURE STATEMENT; AND (II) CONFIRMING DEBTORS' JOINT
          SECOND AMENDED PLAN OF REORGANIZATION, DATED AUGUST 15, 2001

                  At a session of said Court, held in Detroit, Michigan, on Nov 14 2001

                  PRESENT: Hon.______________________
                                U.S. Bankruptcy Judge

         Talon Automotive Group, Inc. ("Talon") and VS Holdings, Inc. ("Holdings"), debtors and debtors in possession herein (the "Debtors"), having filed Debtors' Joint Combined Second Amended Plan of Reorganization (the "Plan") and Second Amended Disclosure Statement (the "Disclosure Statement"), Dated August 15, 2001 with this Court; this Court having entered its August 7 and 16, 2001 Orders granting preliminary approval of the Disclosure Statement (the "Preliminary Approval Orders"); the Debtors having served creditors, equity security holders and other parties in interest with a copy of the Preliminary Approval Orders, the Plan, the Disclosure Statement and a ballot consistent with the provisions of the Preliminary Approval Orders and other Orders of this Court; all objections to the Disclosure Statement and/or Plan (having been filed and served on or before the deadline therefor, or within a time frame to which Debtors otherwise stipulated) having been resolved; the Court having heard arguments of counsel on October 29, 2001 at the hearing on confirmation of the Plan and final approval of the Disclosure Statement in open Court (the "Confirmation Hearing") and the Court being otherwise duly advised in the premises;

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

         IT IS HEREBY FOUND AND DETERMINED THAT:

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         A. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. ss.ss.
157(b)(2) and 1334(a)). On June 29, 2001 (the "Petition Date"), the Debtors commenced their respective bankruptcy cases (collectively, the "Case") by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Code"). The Debtors have been continuing in possession of their property and operating and managing their businesses, as debtors in possession, pursuant to sections 1107 and 1108 of the Code. This Court has jurisdiction over the Case pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper pursuant to 28 U.S.C. ss.ss. 1408 and 1409. Final approval of the Disclosure Statement and confirmation of the Plan are core proceedings under 28 U.S.C. ss. 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Disclosure Statement and Plan comply with the applicable provisions of the Code and should be respectively approved and confirmed.

         B. Transmittal and Mailing of Materials; Notice. All due, adequate and sufficient notice of the Disclosure Statement and Plan and of the Confirmation Hearing, along with all deadlines for voting on or filing objections to the Disclosure Statement and Plan, has been given to all known holders of Claims and Interests in accordance with the Preliminary Approval Orders and further orders of the Court. The Disclosure Statement, the Plan, ballots, and notice of the Confirmation Hearing were transmitted and served in compliance with the Preliminary Approval Orders, further orders of the Court, and the Federal Rules of Bankruptcy Procedure ("Bankruptcy Rules"), and such transmittal and service are determined to be adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other bar dates and hearings was given in compliance with the Bankruptcy Rules, the Preliminary Approval Orders and further orders of the Court, and no other or further notice is or shall be required.

         C. Adequacy of Information. The Disclosure Statement contains adequate information within the meaning of Section 1125(a) of the Code.

         D. Solicitation. Votes for acceptance or rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, all other applicable provisions of the Code, and all other applicable rules, laws, and regulations.


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         E. Distribution. All procedures used to distribute ballots to the applicable holders of Claims and Interests and to tabulate the ballots were fair and conducted in accordance with the Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court, and all other applicable rules, laws, and regulations.

         F. Classes that have Voted to Accept the Plan. As evidenced by the Declaration of Counsel Regarding Service of Solicitation Package And Results of The Ballot Tabulation For Debtors' Joint Combined Second Amended Plan of Reorganization And Second Amended Disclosure Statement, Dated August 15, 2001, as delivered to the Court at the Confirmation Hearing, which certified both the method and results of the voting, Classes 4, 5, 6 and 7 have accepted the Plan pursuant to the requirements of sections 1124 and 1126 of the Code. Thus, at least one impaired class of claims has voted to accept the Plan.

         G. Burden of Proof. The Debtors, as proponents of the Plan, have the burden of proving the elements of sections 1129(a) and (b) by a preponderance of the evidence.

         H. Plan Compliance With Code (11 U.S.C.ss.1129(a)(1)). The Plan complies with the applicable provisions of the Code, thereby satisfying section 1129(a)(1) of the Code.

                  i. Proper Classification (11 U.S.C.ss.ss.1122, 1123(a)(1)). In addition to Administrative Claims, and Priority Tax Claims which are not required to be designated, the Plan designates five Classes of Claims and two Classes of Interests. The Claims placed in each Class are substantially similar to all other Claims in that Class. There exists a legally valid business and factual basis for separately classifying the various Classes of Claims created under the Plan. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Code.

                  ii. Specify Unimpaired Classes (11 U.S.C. 1123(a)(2)). Because Classes 1, 2, and 3 are designated under the Plan as unimpaired, the requirement of section 1123(a)(2) of the Code is satisfied.

                  iii. Specify Treatment of Impaired Classes (11
         U.S.C.ss.1123(a)(3)). All Classes designated under the Plan as impaired are treated under the Plan as set forth in Article III of the Plan, which specifies the treatment of Claims in Classes 4, 5, 6 and 7, thereby satisfying section 1123(a)(3) of the Code.


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                  iv. No Discrimination (11 U.S.C. 1123(a)(4)). The Plan
         provides for the same treatment by the Debtors for each Claim in each respective Class unless the holder of a particular Claim in that Class has agreed to less favorable treatment with respect to such Claim, thereby satisfying section 1123(a)(4) of the Code.

                  v. Implementation of Plan (11 U.S.C.ss.1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Code.

                  vi. Selection of Officers and Directors (11 U.S.C. ss. 1123(a)(7)). The Plan provides that, Old Talon Equity shall appoint one director of Reorganized Holdings, the chief executive officer of Reorganized Holdings shall be a director of Reorganized Holdings, and the Noteholder Committee shall appoint the remaining directors. This manner of selection is consistent with public policy and the interests of creditors. Thus, the requirement of Section 1123(a)(7) if the Code is satisfied.

                  vii. Additional Plan Provisions (11 U.S.C.ss.1123(b)). The Plan's provisions are appropriate and consistent with the applicable provisions of the Code, including provisions for (a) the disposition of executory contracts and unexpired leases; and (b) releases of and covenants not to sue various Persons and Entities, exculpation of various Persons and Entities with respect to actions taken in furtherance of the Chapter 11 Case, and permanent injunctions against certain actions against the Debtors and their property.

                  viii. Fed. R. Bankr. P. 3016(a). The Plan is dated and identifies the Entities submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).

         I. Debtor's Compliance With Code (11 U.S.C.ss.1129(a)(2)). The Debtors have complied with the applicable provisions of the Code, thereby satisfying section 1129(a)(2) of the Code. Specifically:


                  i. The Debtors are proper debtors under section 109 of the Code and proper proponents of the Plan under section 1121(a) of the Code.

                  ii. The Debtors have complied with the applicable provisions of the Code, the Bankruptcy Rules, the Preliminary Approval Orders and other orders of the Court in



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         transmitting the Plan, the Disclosure Statement, the ballots and related documents and notices, and in soliciting and tabulating votes on the Plan.

         J. Plan Proposed in Good Faith (11 U.S.C.ss.1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Code. In determining that the Plan has been proposed in good faith and not by any means forbidden by law, the Court has examined the totality of the circumstances surrounding the filing of the Case and the formulation of the Plan. See Fed. R. Bankr. P. 3020(b)(2). The Case was filed, and the Plan was proposed, with the legitimate and honest purposes of reorganizing the Debtors' businesses, maximizing the recovery to Creditors and preserving the jobs of the Debtors' employees.

         K. Payments for Services or Costs and Expenses (11
U.S.C.ss.1129(a)(4)). Any payment made or to be made by the Debtors for services or for costs and expenses in connection with the Case, including all administrative expenses under sections 503 and 507 of the Code, or in connection with the Plan and incident to the 11 Case, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Code.

         L. Directors, Officers, and Insiders (11 U.S.C.ss.1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Code and have disclosed that the initial board of directors of Reorganized Holdings shall consist of the following seven (7) directors:

                  i.       Christopher J. Steffen - Chairman of the Board;

                  ii.      Randolph J. Agley;

                  iii.     Michael T. J. Veltri;

                  iv.      Craig Scott Bartlett, Jr.;

                  v.       Joe Colonetta;

                  vi.      William Ebbert; and

                  vii.     Frederick Sotok.

Reorganized Holdings, as the sole shareholder of Reorganized Products, shall appoint to the board of Reorganized Products the same persons who comprise the board of Reorganized Holdings. The appointments of the respective initial boards of directors of Reorganized Holdings and Reorganized Products shall be effective on the Effective Date. Furthermore, the Debtors have disclosed that



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Michael T. J. Veltri shall continue as the Chief Executive Officer of
Reorganized Holdings and David J. Woodward shall continue as the Chief Financial Officer of Reorganized Holdings after the Effective Date.

         M. No Rate Changes (11 U.S.C.ss.1129(a)(6)). Section 1129(a)(6) of the Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

         N. Best Interests of Creditors Test (11 U.S.C.ss.1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Code. The liquidation analysis in Exhibit C to the Disclosure Statement and the testimony, documentary evidence, or other proffers adduced at the Confirmation Hearing (1) are persuasive, credible and accurate as of the dates such evidence was prepared, presented, or proffered,
(2) have proven by a preponderance of the evidence proffered that the Plan distributions are not less favorable than those distributions would be under a Chapter 7 liquidation, (3) are based upon reasonable and sound assumptions, (4) provide a reasonable estimate of the liquidation values which would be obtained upon conversion to a Chapter 7 proceeding, and (5) establish that each holder of a Claim in an impaired Class either (a) has accepted the Plan or (b) will receive or retain under the Plan, on account of such Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under Chapter 7 of the Code on such date.

         O. Acceptance By Certain Classes (11 U.S.C. ss. 1129(a)(8)). The Claims in Classes 4 and 5 are impaired, and the holders of Claims in such Classes were notified of the consequences of voting to accept the Plan and have accepted the Plan in accordance with section 1126(c) of the Code. Claims in Classes 1, 2 and 3 are unimpaired. The holders of Interests in Classes 6 and 7 are impaired and have voted to accept the Plan. Thus, all impaired Classes have voted for the Plan and section 1129(a)(8) of the Bankruptcy Code has been satisfied.

         P. Treatment of Administrative and Tax Claims (11 U.S.C. ss. 1129(a)(9)). The treatment of the DIP Facility Claims under Section 3.1(a) of the Plan, Administrative Claims under Section 3.1(b) of the Plan, Priority Tax Claims under Section 3.1(c) of the Plan, and Other Priority Claims under Section
3.2 of the Plan satisfy the requirements of sections 1129(a)(9)(A), (B) and (C) of the


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Code, as applicable.

         Q. Acceptance by Impaired Class (11 U.S.C.ss.1129(a)(10)). All impaired Classes of Claims have voted to accept the Plan thereby satisfying section 1129(a)(10) of the Code.

         R. Feasibility (11 U.S.C.ss.1129(a)(11)). The Plan satisfies section 1129(a)(11) of the Code because confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized Holdings. As evidenced by (1) the projections provided in the Disclosure Statement, (2) the testimony, evidence or proffers adduced at the Confirmation Hearing, (3) the Commitment Letter for the Exit Facility entered into by and between the Debtors, Products and the Lenders (a copy of which is attached hereto as Exhibit 1, the "Commitment Letter"), (4) the Debtors' representations that they have accepted the Commitment Letter and have the ability to comply with the conditions for consummation of the Exit Facility described in the Commitment Letter, and (5) the entry on October 31, 2001 of an Order sanctioning the Canadian Plan in respect of Products in the CCAA Case (which is a condition, together with its effectiveness, of the Effective Date of the Plan), Reorganized Holdings and Reorganized Products will have increased cash flow to meet their ongoing obligations, and will be under the control of competent management. Further, sufficient funds exist to, among other things, pay Priority Claims and make distributions to Creditors under the Plan. Thus, the Plan presents a workable scheme of reorganization and operation, and there is a reasonable probability that the provisions of the Plan will be performed. Accordingly, the Plan is found and determined to be feasible.

         S. Payment of Fees (11 U.S.C.ss.1129(a)(12)). All fees payable under 28 U.S.C.ss.1930 have been paid or will be paid on or prior to the Effective Date thereby satisfying section 1129(a)(12) of the Code. Furthermore, all fees payable under 28 U.S.C.ss.1930 after the Effective Date shall be paid by Reorganized Holdings.

         T. Continuation of Retiree Benefits (11 U.S.C.ss.1129(a)(13)). The Plan provides for the continuation of all retiree benefits after the Effective Date thereby satisfying section 1129(a)(13) of the Code.

         U. Principal Purpose of Plan (11 U.S.C.ss.1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of


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1933 (15 U.S.C.ss.77e).

         V. Modifications to Plan. Any modifications to the Plan set forth in this Order do not materially adversely affect or change the treatment of any Creditor who has not accepted in writing the modification. Accordingly, pursuant to Fed. R. Bankr. P. 3019, these modifications do not require additional disclosure under section 1125 of the Code or resolicitation of acceptances or rejections under section 1126 of the Code, nor do they require that holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Disclosure of the modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of the Case.

         W. Good Faith Solicitation (11 U.S.C.ss.1125(e)). The Debtors and their officers, agents, employees, representatives, and attorneys, have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Code, are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and, on the Effective Date, shall be entitled to the exculpation provisions set forth in Sections 12.8, 12.9 and 12.11 of the Plan.

         X. Adequate Assurance. No non-Debtor party to any executory contract or unexpired lease assumed pursuant to Section 6.1 of the Plan has objected to such assumption. The Debtors have (1) cured, or provided adequate assurance that Reorganized Holdings will cure, defaults (if any) under or relating to each executory contract or unexpired lease assumed under the Plan, and (2) pursuant to Section 6.2 of the Plan, provides a reasonable and appropriate procedure for resolving disputes, if any, with respect to the cure of such defaults.

         Y. Reorganized Holdings will not be Rendered Insolvent nor will It be Left with Unreasonably Small Capital. As of the occurrence of the Effective Date, Reorganized Holdings will not be (i) insolvent, (ii) rendered insolvent, or (iii) left with unreasonably small capital to operate its business as a result of the Plan or any other transactions contemplated by the Plan.

         Z. Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.


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         AA. Satisfaction of Conditions to Confirmation. The conditions to confirmation set forth in Section 10.1 of the Plan have been satisfied or will be satisfied by entry of this Confirmation Order.

         BB. Findings of Fact and Conclusions of Law. Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. Fed. R. Bank. P. 7052.

         CC. Terms. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

                                     DECREES

         NOW, THEREFORE, IT IS HEREBY ORDERED AND ADJUDGED THAT:

         1. Approval of the Disclosure Statement. The Disclosure Statement is granted final approval.

         2. Confirmation. The Plan is confirmed, as modified by this Order. To the extent that any provisions of the Plan conflict with the provisions of this Order, the provisions of this Order shall supercede the terms of the Plan and govern accordingly.

         3. Modification. Any modifications to the Plan contained in this Order constitute modifications allowed pursuant to 11 U.S.C.ss.1127. Pursuant to Fed.
R. Bankr. P. 3019, these modifications do not adversely change the treatment under the Plan of the claim of any creditor or the interest of any equity security holder. Accordingly, the Plan shall be deemed accepted by all creditors and equity security holders who have previously accepted the Plan, and it is not necessary for the Plan, as modified by this Order, to be re-noticed to creditors, equity security holders and other parties in interest.

         4. Objections. All objections to confirmation of the Plan that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are overruled on the merits.

         5. Succession of Reorganized Holdings - Contracts and Leases. With the exception of the executory contracts and unexpired leases listed on Schedule 6.3 of the Plan which shall be treated



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in accordance with ordered paragraph 6 of this Order and Sections 6.3 and 6.4 of the Plan, on the Effective Date of the Plan, Reorganized Holdings shall be deemed to succeed to, by operation of law, all executory contracts or unexpired leases in existence as of the Petition Date, notwithstanding any provision in such contract or lease (including those described in Sections 365(b)(2) and (f) of the Code) that prohibits or restricts assignment or transfer or that enables or requires termination of such contract or lease, and all such contracts and leases shall be assumed and, to the extent required, assigned to Reorganized Holdings, and shall remain in full force and effect, including, but not limited to, the Accommodation Agreement and the Access and Security Agreement, both dated February 16, 2001 (the "Participating Customer Agreements"). The Participating Customer Agreements were assumed in the interim financing order entered in this Case, shall remain in full force and effect on and after the Effective Date of the Plan, and shall be binding upon and afford the rights provided therein to Reorganized Holdings, Reorganized Products and the other parties thereto, including the Agent for itself and the Exit Lenders providing financing to Reorganized Holdings and Reorganized Products pursuant to the Exit Facility. Effective as of the Effective Date, (a) all references in the Participating Customer Agreements to the "Restated Credit Agreement" or the "working capital financing" shall mean the Exit Facility, (b) all references to "Loan Documents" shall mean "Documents", as defined in the Exit Facility, and
(c) the liens and security interests granted to the Agent for itself and the Exit Lenders pursuant to the Exit Facility shall be senior and prior to any liens and security interests granted to the Customers (as defined in the Participating Customer Agreements) by the Participating Customer Agreements.

         6. Rejected Contracts and Leases. Effective on the Effective Date, all of the executory contracts and unexpired leases listed in Schedule 6.3 to the Plan are hereby deemed rejected. Except as provided by the Order Resolving Claims of John Realty, L.L.C. and James and Betty Guy, the rights and remedies of parties to rejected contracts or leases are governed by Sections 6.3 and 6.4 of the Plan.

         7. Plan of Classification Controlling. The classification of Claims for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan, subject to


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the Debtors' powers to seek disallowance, reclassification or subordination of individual claims (subject to the limitation described in the Plan). The classifications set forth on the Ballots tendered to and/or returned by the Creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for the purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification or amount of such Claims under the Plan for distribution purposes, and (c) may not be relied upon by any creditor as representing the actual classification or amount of such Claims under the Plan for distribution purposes.

         8. Vesting and Revesting of Assets. Pursuant to Section 5.9 of the Plan, the property of the Debtors' bankruptcy estates, shall vest and revest in Reorganized Holdings on the Effective Date. Commencing on the Effective Date, the Debtors may operate their respective businesses and may use, acquire and dispose of property free of any restrictions of the Code, the Bankruptcy Rules and the Bankruptcy Court; provided, however, Talon shall retain ownership of the name "Talon Automotive Group", provided further that (a) Talon shall provide Reorganized Holdings a royalty free license to use the name "Talon Automotive Group" for a period of up to six months following the Effective Date to permit Reorganized Holdings the ability to transition to the use of a different name, and (b) Talon shall not use the name "Talon" in the automotive stamping business for a period of five years following the Effective Date.

         9. Authorization to Implement Plan. The Debtors and Reorganized Debtors are authorized and directed to take any and all actions necessary or appropriate to enter into, implement, consummate and perform the contracts, instruments, releases, leases, indentures, and any and all other agreements or documents contemplated in connection with the Plan or the Financial Restructuring, including, by way of example only and not limitation, (a) the Exit Facility and all documents contemplated thereby and to be executed in connection therewith, and (b) the issuance of the New Securities.

         10. New Common Shares. The New Common Shares issued under the Plan in exchange for the Class 5 Claims against the Debtors shall be exempt from registration under the Securities Act

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pursuant to Section 1145 of the Bankruptcy Code, except to the extent that holders of the New Common Shares are "underwriters", as that term is defined in
Section 1145 of the Bankruptcy Code.

         11. Distribution Record Date. The Distribution Record Date shall be November 23, 2001.

         12. Workers Compensation Coverage. Reorganized Holdings shall be deemed to have assumed any and all workers compensation obligations of Talon (but not Reorganized Talon), and Reorganized Holdings may, in accordance with State law, continue as a self-insured employer for purposes of providing workers' disability compensation benefit coverage to the injured employees of Talon (but not Reorganized Talon) and/or Reorganized Holdings. Reorganized Holdings shall be responsible for and continue to pay any and all valid claims for benefits and all liabilities required by the Michigan Workers' Disability Compensation Act, MCL 418.101 et seq., including prepetition claims and liabilities against either Reorganized Holdings or Talon (but not Reorganized Talon), whether incurred prior to or subsequent to the Petition Date (but as to Talon only up to the Effective Date), in accordance with the terms and conditions of Talon's workers compensation plan in existence as of the Petition Date, and in accordance with State law. Accordingly, to the extent any Allowed Claim of an injured worker is not paid as a Class 1 Claim, it shall be treated and paid as a Class 4 Claim, regardless of whether a proof of claim was filed by or on behalf of such claimant, and in the same manner and pursuant to the same procedures as if the Debtors had not commenced any Chapter 11 Cases. All other liabilities, such as assessments pursuant to Chapter 5 of the Workers' Disability Compensation Act, shall be paid as a Class 1 Claim.

         13. Settlement with John Realty, L.L.C. and James and Betty Guy. The Debtors have rejected certain unexpired leases of nonresidential real property with John Realty, L.L.C. and James and Betty Guy, (collectively the "Landlords"). Landlords have filed proofs of claim in connection with the rejection of those leases, which proofs of claim were disputed by Debtors. Landlords and Debtors have entered into a settlement and compromise of those proofs of claim asserted by Landlords pursuant to the terms of Order Resolving Claims of John Realty, L.L.C. and James and Betty Guy. That compromise and settlement is hereby approved and, because notice of such compromise and settlement has been given to counsel for the Committee, Noteholders Committee and the DIP Agent and will not affect the distributions to be received by the holders of Claims or Interests under the Plan, no further notice of the compromise and settlement need be given. The Plan is hereby amended to provide for such compromise and settlement pursuant to the terms of Order Resolving Claims of John Realty, L.L.C. and James and Betty Guy, and the claims of Landlords shall be allowed in the amounts provided for therein and classified and treated in accordance with the terms, conditions and subject to limitations thereof.

         14. GMAC. Within five (5) business days of the entry of this Order, Debtors and/or Reorganized Holdings shall pay the total sum of $5,471.75 (the "GMAC Cure Amount") to General Motors Acceptance Corporation ("GMAC") to effect a cure of any and all delinquent amounts owed through November 7, 2001 as to the certain automobile leases and contract entered into prior to the Petition Date by and between Debtors and GMAC (the "GMAC Leases and Contract"). Upon receipt of the GMAC Cure Amount by GMAC, the GMAC Leases and Contract shall be deemed assumed and assigned to Reorganized Holdings as described in the Plan and the Motion of GMAC for Relief from the Automatic Stay, filed with Court on or about October 12, 2001, shall be deemed resolved and GMAC's counsel shall promptly withdraw the motion.

         15. GECC. On or before the Effective Date, Debtors and/or Reorganized Holdings shall pay the total sum of $99,589.10 (consisting of $88,589.10 in delinquent lease payments as of October 29, 2001 plus attorneys' fees), plus any unpaid monthly rental payments coming due after October 29, 2001 (the "GECC Cure Amount"), to General Electric Capital Corporation (also doing business as NHMG Financial Services, Inc. and Yale Materials Handling-Michigan, Inc.) (collectively, "GECC") to effect a cure of any and all delinquent amounts owed as to the certain equipment leases entered into prior to the Petition Date by and between GECC and Debtors (the "GECC Leases"). Upon receipt of the GECC Cure Amount by GECC, the GECC Leases shall be deemed assumed and assigned to Reorganized Holdings as described in the Plan.

         16. Designation of Earlier Effective Date. The Effective Date shall mean the earlier of: (i) the Effective Date as provided in section 1.39 of the Plan or (ii) any earlier date designated by the

Debtors, the Committee and the DIP Agent in writing as the effective date of the Plan, in which case such writing shall be filed with the Court and such earlier designated date shall become the Effective Date, and the Plan is amended accordingly.


                                        /s/ Steven W. Rhodes
                                        -------------------------------------
                                        UNITED STATES BANKRUPTCY JUDGE

                      [SIGNATURES ON THE FOLLOWING PAGES.]

CONSENTED AND APPROVED AS TO FORM:

OFFICE OF THE UNITED STATES TRUSTEE


By: /s/ Stephen E. Spence / by LAL per 11/13/01 email authorization
   -------------------------------
    Stephen E. Spence (P32923)
    211 West Fort Street - Suite 700
    Detroit, MI 48226
    (313) 226-7999


CARSON FISCHER, P.L.C.


By: /s/ Lawrence A. Lichtman
   -------------------------------
    Robert A. Weisberg (P26698)
    Lawrence A. Lichtman (P35403)
    Christopher A. Grosman (P58693)
    Attorneys for Debtors
    300 East Maple Rd. - Third Floor
    Birmingham, Michigan 48009-6317
    (248) 644-4840


DYKEMA GOSSETT PLLC


By: /s/ Ronald L. Rose
   -------------------------------
    Ronald L. Rose (P19621)
    Local Counsel to Official Committee
    of Unsecured Creditors
    39577 Woodward Ave. - Suite 300
    Bloomfield Hills, MI 48304-2820
    (248) 203-0810


MILBANK, TWEED, HADLEY & MCCLOY, LLP


By: /s/ Fred Neufeld
   -------------------------------
    Robert Jay Moore
    Fred Neufeld
    Attorneys for the Official Committee
    of Unsecured Creditors
    601 South Figuerla Street
    Los Angeles, CA 90017
    (213) 892-4344

MILLER, CANFIELD, PADDOCK & STONE


By: /s/ Jonathan S. Green
   -------------------------------
    Jonathan S. Green  (P33140)
    Timothy A. Fusco (P13768)
    Attorneys for Comerica Bank, as Agent and
    DIP Agent for Lenders
    150 W. Jefferson - Suite 2500
    Detroit, Michigan  48226
    (313) 496-7697


PEPPER HAMILTON LLP


By: /s/ Elizabeth G. Livingston
   -------------------------------
    I. William Cohen (P12016)
    Elizabeth G. Livingston (P62577)
    Attorneys for Landlords
    36th Floor
    100 Renaissance Center
    Detroit, MI 48243-1157
    (313) 259-7110


STATE OF MICHIGAN


By: /s/ Rose A. Houk / by LAL per 11/14/01 telephone authorization
   -------------------------------
    Rose A. Houk (P15156)
    Assistant Attorney General
    Workers' Compensation Division
    P.O. Box 30217
    Lansing, Michigan 48909
    (517) 373-1176


QUARLES & BRADY LLC


By: /s/ Jason N. Kaplan / by LAL
   -------------------------------
    Jason N. Kaplan
    Attorneys for GECC
    Citicorp Center - Suite 3700
    500 West Madison Street
    Chicago, Illinois 60661
    (312) 715-5000

O'REILLY, RANCILIO, NITZ, ANDREWS,
 TURNBULL & SCOTT, P.C.


By: /s/ Craig S. Schoenherr, Sr. / by LAL
   -------------------------------
    Craig S. Schoenherr, Sr. (P32245)
    Attorneys for GMAC
    12900 Hall Road - Suite 350
    Sterling Heights, Michigan 48313
    (586) 726-1000


CONSENTED AND APPROVED AS TO ORDERED PARAGRAPH 5 ONLY:

HONIGMAN MILLER SCHWARTZ AND COHN LLP


By: /s/ Donald F. Baty, Jr. / by LAL
   -------------------------------
    Donald F. Baty, Jr. (P38087)
    Attorneys for General Motors Corporation
    for itself and its subsidiaries
    2290 First National Building
    Detroit, MI  48226
    (313) 465-7314


DAIMLERCHRYSLER CORPORATION


By: /s/ Kim R. Kolb / by LAL
   -------------------------------
    Kim R. Kolb (P37345)
    DaimlerChrysler Corporation
    CIMS 485-13-32
    1000 Chrysler Drive
    Auburn Hills, MI 48326
    (248) 512-4082


DAIMLERCHRYSLER CANADA


By: /s/ Kim R. Kolb / by LAL
   -------------------------------
    Kim R. Kolb (P37345)
    DaimlerChrysler Corporation
    CIMS 485-13-32
    1000 Chrysler Drive
    Auburn Hills, MI 48326
    (248) 512-4082

                                                                       EXHIBIT 1

                                                                 [COMERICA LOGO]
Comerica Bank



                                November 13, 2001

Mr. David Woodward
Talon Automotive Group
900 Wilshire Drive
Suite 203
Troy, MI  48084

Re: Loan Facilities to be provided for VS Holdings, Inc. and Veltri Metal Products Co. (collectively "Borrower") by Comerica Bank ("Comerica") as Agent for Comerica Bank and a syndicate of other Banks to be arranged by Comerica (the "Banks")

Dear Mr. Woodward:

         We are pleased to inform you that Comerica, in its capacity as Agent, has obtained the commitments of the Banks in the amounts set forth on the Term Sheet attached hereto (the "Term Sheet"), to provide loan facilities to Borrower as described in the Term Sheet (the "Financing"), subject to the terms and conditions described in the Term Sheet, the enclosed Agency Fee Letter (the "Agency Fee Letter") and the general conditions described on Exhibit "A" to this letter. Comerica shall be under no obligation to fund any commitment of any other Bank in the event of a failure of such Bank to fund its commitment.

         This letter may be accepted by your execution and return to Agent of the enclosed copies of this letter and the related Agency Fee Letter.

         Unless this letter is so accepted before close of business November 27, 2001, this letter shall (unless extended by Banks, in their sole discretion) automatically expire by its terms and shall no longer be subject to acceptance. In the event closing on the Financing does not occur on or before December 15, 2001, this letter shall (unless extended by Banks, in their sole discretion) automatically expire by its terms.

         This letter shall be deemed to have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

COMERICA BANK


By: /s/ Andrew Craig
   -----------------------------------------
         Andrew Craig
Its:     Vice President

Accepted:

VS HOLDINGS, INC.                      VELTRI METAL PRODUCTS CO.


By: /s/ David J. Woodward              By: /s/ David J. Woodward
   ---------------------------            ----------------------------------

Its: Vice President                    Its: Vice President
    --------------------------             ---------------------------------

                                   EXHIBIT "A"
                               GENERAL CONDITIONS


         The following General Conditions are specifically incorporated within and form a part of the Letter to which they are attached. Fulfillment and discharge of the following General Conditions are preconditions to each Bank's obligation to consummate the proposed Financing.

         1. Conditions to Financing. The willingness of the Banks to provide the Financing and the closing of the Financing shall be subject to the satisfaction, on or before the date of closing under the Letter ("Closing"), of the conditions described in the Term Sheet and each of the following conditions:

                  A. Financial Information and Projections: Agent's receipt of a financial information for the Borrower and their respective subsidiaries (the "Subsidiaries") as of October 31, 2001, which shall be, in form reasonably acceptable to Agent.

                  B. Material Adverse Change: There shall have been no material adverse change in the condition (financial or otherwise), properties, business, results or operations of Borrower, the Subsidiaries from the condition shown in the financial information delivered to Agent prior to the date hereof; nor shall Agent have determined in good faith that there exists any omission, inconsistency, inaccuracy, or any change in presentation or accounting standards which renders such financial statements materially misleading.

         2. Non-assignability. The Letter is provided for the sole benefit of Borrower, is not intended to create any rights in favor of and may not be relied upon by any third party, and shall not be transferable or assignable by Borrower by operation of law, or otherwise.

         3. No Effect on Loan Documents. Until the closing hereunder, the Letter shall not amend, modify or otherwise affect, in any manner whatsoever, any existing loan agreements, loan documents, any existing credit facilities provided by Agent and the Banks to Borrower (or any of the Subsidiaries or affiliates), or any loan, collateral or other document or instrument executed in connection therewith.

         4. Entire Agreement: Amendment. The Letter (including the Term Sheet) and the Agency Fee Letter contain the entire agreement of Banks as of the date hereof with respect to the Financing and are not subject to or supplemented by any previous correspondence or communications (verbal or written) between Borrower, and either Bank or any other document not expressly referenced herein. No change in the Letter shall be binding upon the parties unless expressed in writing and signed by them.

         5. Termination of Commitment. The Letter may be terminated at Agent's option, without further liability of Agent:

                  (i) upon the failure by Borrower or any Guarantor to comply with any of the material terms and conditions of the Commitment Letter in any material respect; or

                  (ii) upon failure or refusal of any Bank to close on the Facility;

                  (iii) if any representation or warranty made by or on behalf of the Borrower or any Guarantor should be or become untrue or misleading in any material respect.

                                 [COMERICA LOGO]


                         SUMMARY OF TERMS AND CONDITIONS
                          $85,000,000 CREDIT AGREEMENT
                                       FOR
               VS HOLDINGS, INC.(1) AND VELTRI METAL PRODUCTS CO.

                                NOVEMBER 13, 2001



I.       LOAN FACILITY; SPECIFIC TERMS

BORROWERS:                          VS Holdings, Inc., a Michigan Corporation ("Company") and Veltri Metal Products Co.,
                                    a Nova Scotia Corporation ("Veltri"), a wholly-owned subsidiary of Company.

FACILITY DESCRIPTION:               Secured Revolving Credit Facilities with advances and re-advances available based on the Borrowing Base described below which also allows for the issuance of up to
                                    $3,000,000 in standby letters of credit by Agent, as issuing bank and up to
                                    $1,000,000 in standby letters of credit (as a subcomponent of the Canadian Dollar
                                    Swing Line described below) by National Bank of Canada as issuing bank.

FACILITIES:                         $85,000,000 ("Commitment Amount") Secured Revolving Credit Facilities ("Facilities")
                                    consisting of:

                                    (a) an "A Facility", in amount equal to the principal amount of indebtedness
                                    (including, without limitation, all Pre-Petition Loans and Post-Petition Advances)
                                    outstanding under the DIP Agreement (defined below) as of the date of Borrowers'
                                    exit from bankruptcy ("A Commitment"); and

                                    (b) a "B Facility" in amount equal to the difference between $85,000,000 and the A
                                    Commitment ("B Commitment").

FACILITY REDUCTIONS:                The Commitment Amount will be automatically reduced by 100% of net proceeds of any sale or other disposal of assets by Company and/or Veltri calculated and given effect on a monthly basis. Mandatory Commitment Amount reductions shall be first applied in reduction of the A Commitment. Additionally, the Commitment Amount and
                                    the A Commitment shall also be reduced by $1,000,000 on April 1, 2002, and by
                                    $2,000,000 on each of May 1 and June 1, 2002.

LENDERS:                            The following Banks shall  participate in A Facility and B Facility  borrowings in accordance with the following percentages:

                                    ----------------------------------------------- ---------------- ----------------

                                    Bank                                            A Facility       B Facility
                                    ----------------------------------------------- ---------------- ----------------

                                    Comerica Bank                                    30%              37.5%
                                    ----------------------------------------------- ---------------- ----------------

                                    Standard Federal Bank                            15%             18.75%
                                    ----------------------------------------------- ---------------- ----------------

                                    LaSalle Bank                                     10%              12.5%
                                    ----------------------------------------------- ---------------- ----------------


--------------------
(1) Company to be parent borrower after TAG transfer of assets to Company or Veltri. TAG's only remaining asset to be 3% interest in Company

                                    National Bank of Canada, New York Branch         15%             18.75%
                                    ----------------------------------------------- ---------------- ----------------

                                    BNP Paribas                                      10%              12.5%
                                    ----------------------------------------------- ---------------- ----------------

                                    Dresdner Bank AG New York and Grand Cayman       10%               0.0%
                                    ----------------------------------------------- ---------------- ----------------

                                    Fleet                                            10%               0.0%
                                    ----------------------------------------------- ---------------- ----------------

                                    Total                                           100%               100%
                                    ----------------------------------------------- ---------------- ----------------

PURPOSE:                            Repayment of all indebtedness and obligations outstanding under the Second Amended and Restated Talon Automotive Group, Inc. ("TAG") and Veltri, as Debtor In
                                    Possession, $100,000,000 Credit Agreement dated June 29, 2001 with Agent and the
                                    "Banks" party thereto ("DIP Agreement"), including all Pre-Petition Loans and
                                    Post-Petition Advances (as defined in the DIP Agreement) and other obligations required to be paid pursuant to the confirmed plan of reorganization or arrangement
                                    ("Plan") entered in the Case and CCAA Case (both as defined in the DIP Agreement)
                                    and, thereafter, available for Company's and Veltri's working capital and general corporate purposes

                                    A Facility shall be advanced as of the date of Borrowers' exit from bankruptcy with the proceeds of such initial advance applied in repayment of principal indebtedness under the DIP Agreement, including all Pre-Petition Loans and Post-Petition Advances
                                    (as defined in the DIP Agreement). To the extent outstanding amounts thereunder are thereafter reduced below the A Commitment in effect from time to time, readvances under A Facility shall be available for Borrowers' working capital needs and general corporate purposes.

                                    B Facility shall be available for advance and readvance for Borrowers' working capital needs and general corporate purposes, provided, however, that B Facility principal advances shall only be available at such times when the A Commitment is fully utilized.

MATURITY DATE:                      June 30, 2002

SECURITY:                           First security interest in accounts, notes, contracts receivable, inventory, general intangibles, machinery and equipment, real estate owned or leased and all other tangible and intangible personal property of Company, Veltri and each of their respective subsidiaries. Pledge of 100% of stock of all Subsidiaries (including
                                    Veltri). Assignment of key man life insurance policies in amounts to be determined on the life of Michael Veltri.

BORROWING BASE:                     Availability for advances and Letters of Credit, shall be limited to:

                                    (a) 90% of Designated Eligible Accounts Receivable and 85% of other Eligible
                                        Accounts Receivable; plus

                                    (b) 70% of Designated Eligible Inventory and 50% of other Eligible Inventory; plus

                                    (c) 75% of fair market value of Eligible Real Estate; plus

                                    (d) 60% of the net book value (adjusted monthly) of Eligible Equipment acquired since the July-August, 2001 appraisal of Eligible Equipment obtained by Agent
                                        ("Prior Appraisal"); plus

                                    (e) with respect to the Eligible Equipment appraised in the Prior Appraisal
                                        $29,676,268; plus

                                    (f) the amount of collected funds on deposit in a restricted demand deposit accounts to the extent (i) Agent has a first priority perfected security interest therein, and (ii) appropriate procedures have been implemented to preclude withdrawals from such account without Agent's written consent; plus

                                    (g) (i) from closing to January 31, 2002, $18,000,000, (ii) from February 1, 2002 to
                                        February 28, 2002, $16,500,000, (iii) from March 1, 2002 to March 31, 2002,
                                        $13,000,000, (iv) from April 1, 2002 to April 30, 2002, $12,000,000, (v) from
                                        May 1, 2002 to May 31, 2002, $10,000,000, and (vi) thereafter $8,000,000.

                                        Terms used in the foregoing description of the Borrowing Base shall have meanings substantively as currently provided them in the DIP Agreement.

LETTERS OF CREDIT:                  Availability under the B Facility to include up to $3,000,000 in Standby Letters of
                                    Credit issued by the Agent, with pro-rata risk participation from the Banks participating in the B Facility. The aggregate amount of all Letters of Credit issued shall reduce availability for principal advances under the B Facility.
                                    Maturity of individual Letters of Credit will not exceed 12 months but may extend beyond maturity of the Facilities. Letter of credit fees (calculated at a per annum rate of 4%) shall be payable quarterly in arrears for the account of Banks having B
                                    Facility commitments. A Facing Fee on each Letter of Credit, as indicated in the
                                    Agency Fee Letter between Borrowers and Bank shall be payable to the Agent, as issuing bank.

U.S. DOLLAR SWING LINE:             Comerica will provide from time-to-time a $10,000,000 U.S. Dollar Swing Line available to the Company. The Swing Line is provided as an accommodation to the
                                    Company to handle daily activity with minimum draws and payments of $250,000 in U.S.
                                    Dollars. Advances under the U.S. Dollar Swing Line shall be at the U.S. Dollar Base
                                    Rate plus the Applicable Margin and shall reduce availability under the Facilities.

CANADIAN DOLLAR SWING LINE:         National Bank of Canada will provide a CN$15,000,000 Canadian Dollar Swing Line available to Veltri. The Canadian Dollar Swing Line is provided as an accommodation to the Company to handle daily activity with minimum draws and payments of
                                    CN$250,000 in Canadian Dollars and the issuance of up to $1,000,000 in Standby
                                    Letters of Credit (with letter of credit fees thereon payable quarterly in arrears at a per annum rate of 4%). Advances under the Canadian Dollar Swing Line shall be at the Canadian Dollar Base Rate plus the Applicable Margin and shall reduce availability under the Facilities by the U.S. Dollar equivalent of any outstandings.

SWING LINE AND L/C REFUNDINGS:      The Swing Line lenders shall not be obligated to make any advances under the Swing
                                    Line after the occurrence and during the continuation of a Default or an Event of
                                    Default. Banks will be required to fund pro-rata shares of any outstandings under the Swing Lines at the Swing Lenders' option after the occurrence of a Default or an
                                    Event of Default or if any Swing Line advance is outstanding for more than 30 days.
                                    Swing Line refunding and any loan or advances required to fund unpaid Letter of
                                    Credit drawings shall be made under the Facilities in accordance with the "Purpose"
                                    Section of this term sheet above.

COMMITMENT FEE:                     Payment at closing of a $125,000 A Facility commitment fee and a $125,000 B Facility commitment fee.

                                    Payment on April 1, 2002 of a $100,000 commitment fee to be split pro rata between the A Facility and B Facility based on the maximum A Commitment and B Commitment then in effect.

                                    Payment on June 15, 2002 of a $100,000 commitment fee to be split pro rata between the A Facility and B Facility based on the maximum A Commitment and B Commitment then in effect.

FACILITY FEE:                       A Facility Fee to be paid on the A Commitment and B Commitment in the amount of .50%
                                    per annum, payable monthly in arrears.

BORROWING OPTIONS:                  Advances to be made in U. S. Dollars and (in the case of Canadian Swing Line)
                                    Canadian Dollars.

                                    Interest on borrowings under the Facilities shall be paid at a Base Rate plus the relevant Applicable Margin and shall be due and payable on the first day of each month.

                                    U.S. Dollar Base Rate shall refer to the higher of i) Agent's prime rate, or ii) the federal funds rate plus 100 basis points.

                                    Canadian Dollar Base Rate shall refer to the higher i) the Canadian Dollar Swing
                                    Line Lender's prime rate or ii) the Banker's Acceptance Rate plus 200 basis points.

                                    Applicable Margin shall refer to (a) 1.5% per annum with respect to A Facility advances; (b) 2.5% per annum with respect to B Facility advances, and (c) 3.5% per annum with respect to Canadian Dollar advances under the Canadian Dollar Swing Line.

DRAWDOWNS:                          Minimum draws of $1,000,000 with same day notice.

PREPAYMENT:                         Base Rate loans may be prepaid on same day notice.

REPAYMENTS:                         In ordinary course, payments and collections shall be applied first to pay advances outstanding under B Facility until all advances thereunder are paid in full and, thereafter, shall be applied in reduction of A Facility advances. In connection with liquidation of collateral after maturity (whether after stated maturity or an accelerated maturity date) collections shall be applied prorata in reduction A
                                    Facility and B Facility outstanding amounts and to provide cash collateral for any then issued and unexpired Letters of Credit.

TERMINATION OR REDUCTION
     OF COMMITMENTS:                The Company may terminate the Revolving Credit commitment in amounts of at least
                                    $5,000,000 at any time on five (5) business days notice.

II.  OTHER STANDARD PROVISIONS

GUARANTIES:                         Indebtedness of Company will be covered by guaranty of Veltri. Indebtedness of
                                    Veltri will be covered by guaranty of Company. In addition, all now or hereafter owned Subsidiaries of Company and Veltri to guaranty all Indebtedness of Company and
                                    Veltri.

FOREIGN CURRENCY FLUCTUATIONS:      Agent  to  test  outstanding  foreign  currency  advances  to the  U.S.  Dollar periodically, with no foreign currency overages permitted.

WITHHOLDING INDEMNITY:              Any payments subject to income tax withholding shall be "grossed up" so that, with respect to all payments, Agent and the Banks receive an amount equal to the amount they would have received in the absence of the withholding.

REPS. AND WARRANTIES:               Customary for credit agreements of this nature, with respect to the Company, Veltri and their Subsidiaries, including but not limited to representations and warranties similar to those in DIP Agreement referred to below:

                                     1. Corporate status (9.1)

                                     2. Corporate Power and Authority (9.2)

                                     3. No violation (9.3)

                                     4. Litigation (9.4)

                                     5. Use of proceeds (9.5)

                                     6. Governmental Approvals, etc. (9.6)

                                     7. True and Complete Disclosure (9.7)

                                     8. Security Interests (9.9)

                                     9. Payment of taxes (9.10)

                                    10. Patents (9.11)

                                    11. Compliance with Laws, etc. (9.12)

                                    12. Properties (9.13)

                                    13. Collective Bargaining Agreements (9.14)

                                    14. Indebtedness Outstanding (9.15)

                                    15. Environmental Protection (9.16)

                                    16. ERISA (9.18)

                                    18. Survival of Reps. and Warranties (9.21)

CONDITIONS PRECEDENT:               Customary in credit agreements of this nature, including but not limited to:

                                    1.      Agreement and Notes executed and delivered

                                    2.      Security Agreements, Pledge Agreements, Mortgages, Deeds of Trust and
                                            Debentures executed, delivered, filed and recorded to the extent deemed necessary by Agent to assure first priority perfected interests in all collateral in favor of Agent on behalf of the Banks.

                                    3.      Payment of Fees

                                    4.      Opinions of Counsel to Company and Veltri;

                                    5.      No default

                                    6.      No Adverse Change, etc.

                                    7.      Enforceability of Documents

                                    8.      Such evidence as Agent shall require that prior to or simultaneously with closing:

                                            (a)      TAG shall have transferred to Veltri all of its assets, other than a 3% interest held by TAG in the capital stock of Company; and

                                            (b)      Veltri shall be a wholly-owned subsidiary of Company.

                                    9.      Such evidence as Agent shall require that the Customer Agreements (as defined in the DIP Agreement) remain in full force and effect and that the liens granted the Designated Customers (as defined in the DIP Agreement) are subordinate to the interests of Agent on behalf of the Banks in the collateral.

                                    10.     Such evidence as Agent shall require that all conditions precedent to the effective date of the Plan (other than the initial funding under the
                                            Facility) have been satisfied or shall be satisfied by the initial funding under the Facility.

                                    11.     All issues and disputes with creditors that were not resolved, and were expressly preserved, at the confirmation hearing held on October 29, 2001 shall have been resolved to the satisfaction of the Agent in its sole discretion.

COLLATERAL REPORTING:               Company must provide consolidated weekly borrowing base certificates, accounts receivable agings, inventory reports, fixed asset reports, accounts payable agings and tooling reports in detail acceptable to Agent. Additionally, the Agent reserves its right to conduct collateral audits 4 times annually, at Company's expense, or at greater frequency whenever any Event of Default exists.

COVENANTS:                          Customary in credit agreements of this nature, with respect to the Company, Veltri and their subsidiaries, including but not limited to covenants substantively similar to those included in the DIP Agreement referred to below:

                                    1.      Annual year end audited consolidated and consolidating financial statements providing detail acceptable to Agent. Monthly company prepared consolidated and consolidating financial statements and compliance certificate, with covenant calculations, providing detail acceptable to Agent. Additional information including as reasonably requested by the Agent. (10.1)

                                    2.      Maintenance of Insurance (10.2)

                                    3.      Book, Records and Inspections (10.3)

                                    4.      Payment of Taxes and Utilities (10.4)

                                    5.      Compliance with Statutes, etc. (10.5)

                                    6.      Performance of Obligations (10.6)

                                    7.      Fiscal year-end and fiscal quarter ends (10.7)

                                    8.      Environmental matters (10.8)

                                    9.      Further Guarantees and Liens (10.9)

                                    10.     Compliance with Borrowing Base (10.10)

                                    11.     Construction liens (10.11)

                                    12.     Defend Title (10.12)

                                    13.     ERISA (10.13)

CASH MANAGEMENT:                    Company to maintain dominion-of-funds ("DOF") arrangements with Agent and Canadian
                                    Swingline Lender whereby all deposits are swept into a Lockbox daily and any excess cash is applied to any swingline balances. Availability to cash balances with
                                    Canadian Swingline Lender shall be on a restricted basis only.

NEGATIVE COVENANTS:                 Customary in credit agreements of this nature, with respect to the Company, Veltri and their subsidiaries, including but not limited to covenants substantively similar to those included in the DIP Agreement referred to below:

                                    1.      Change in Business (11.1)

                                    2.      Limitations on liens (11.2) except for "Permitted Liens", purchase money liens securing permitted purchase money indebtedness, first priority liens tooling and related assets of the types described in the definition on "EDC
                                            Financing Collateral" (as defined in the DIP Agreement) securing tooling financing permitted under the agreement and liens granted Designated
                                            Customers pursuant to the Customer Agreements.

                                    3.      Limitations on Indebtedness (11.3) except for purchase money indebtedness and increases in operating lease obligations not to exceed $250,000 and indebtedness for tooling financing not to exceed $12,000,000 owed to the
                                            Export Development Corporation of Canada ("EDC") or other tooling lender acceptable to Agent.

                                    4.      Prohibition on Dividends (11.5)

                                    5.      Prohibition on Stock Redemption (11.6)

                                    6.      Limitation on Extensions of Credit (11.7)

                                    7.      Limitations guarantee obligations (11.8)

                                    8.      Subordinate Indebtedness (11.9)

                                    9.      Limitation Property Transfer, Merger or Lease-Back (11.10) except for (i)
                                            sales and disposals of assets having aggregate value of up to $1,000,000 annually, and (ii) other sales and disposals consented to by the Required
                                            Banks.

                                    10.     Prohibition on Acquisitions (11.11)

                                    11.     Prohibition on Customer Agreement changes (11.12)

                                    12.     Limitations on use of proceeds (11.13)

                                    13.     Prohibition on payments of Management Fees and Dividend (11.14)

                                    14.     Limitation on capital expenditures to amount to be determined

                                    15.     Excess Inventory (11.16)

MAJOR FINANCIAL COVENANTS           MAJOR FINANCIAL COVENANTS CONSISTING OF A QUARTERLY TEST OF COMPLIANCE WITH A
                                    LEVERAGE RATIO, AND A MONTHLY EBITDA REQUIREMENT.

EVENTS OF DEFAULT:                  Customary in credit agreements of this nature, including but not limited to the following:

                                    1.      Failure to pay any interest, fees or principal, (2 day grace period) when due (12.1)

                                    2.      Misrepresentations in any material respect when made (12.2)

                                    3.      Noncompliance with Agreement (12.3)

                                    4.      Other defaults including cross default to other Indebtedness in excess of
                                            $500,000 (12.7)

                                    5.      Judgements in excess of $500,000

                                    6.      Other usual defaults after applicable grace periods, with respect to the
                                            Company, Veltri or their subsidiaries, including but not limited to insolvency, bankruptcy, ERISA and judgment defaults

                                    7.      Change of Control any material change in ownership, control or management of
                                            Company or Veltri

                                    8.      Repudiations, Revocations, etc. of various agreements (12.6)

                                    9.      ERISA violations (12.7 and 12.8)

ASSIGNMENT AND PARTICIPATION        Banks will have the right to sell participations in their loans or commitments with the transferability of voting rights limited to changes in principal, rate, fees and term. Assignments, which must be in amounts of at least $5,000,000 (or their entire remaining amount), will be allowed (subject to administrative fee payable by assigning bank) with the consent of Company and Agent, such consent not to be unreasonably withheld or delayed. No consent of the Company will be required after an Event of Default. Participations and assignments will also be allowed within the
                                    Bank Group and to a banks' affiliates without Company consent.

INDEMNIFICATION AND EXPENSES:       Company will indemnify the Banks, including but not limited to, following any event of default, against all losses, liabilities, claims and damages relating to their loans, the Company's use of loan proceeds or the commitments, including reasonable attorney's fees, except as such result from the indemnitees' gross negligence or willful misconduct.
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
                                    All fees and costs, including reasonable attorney fees, incurred by Agent in connection with negotiation of the credit facility, preparation of loan documents and closing and funding of the credit facility, and in connection with any amendments, revisions, consents, waivers or any enforcement, preservation or protection of rights will be paid by the Company subject to the terms outlined in the Agency Fee Letter.

MAJORITY BANKS:                     Any amendment, consent or waiver will require approval "Required Banks" which shall mean Banks which constitute 1/2 or more of all Banks in number and Banks holding 2/3 or more of the commitments in effect and loans outstanding; provided, however, approval of all Banks shall be required for increases in the amount of any bank's commitment, extensions of maturity, reductions of interest, principal, fees or release of collateral, or any guaranties.

GOVERNING LAW:                      State of Michigan
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